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                                                                   Exhibit 99.2

Infogrames, Inc. Completes Merger and Bolsters North American Operations Strong U.S. Presence Enhances Company's Global Strategy
Company Changes Nasdaq Trading Symbol

NEW YORK--(BUSINESS WIRE)--Oct. 3, 2000-- Infogrames, Inc. (Nasdaq: IFGM - news), a global publisher of interactive entertainment software, today announced the completion of its merger between Infogrames North America, a wholly-owned subsidiary of its majority shareholder France-based Infogrames Entertainment SA (Paris Bourse: SICOVAM 5257), with a newly formed wholly-owned subsidiary of Infogrames, Inc. In return, Infogrames Entertainment SA will receive 28 million shares of Infogrames, Inc. In addition, under the terms of the agreement, $128.6 million in debt owed to Infogrames Entertainment SA by Infogrames, Inc. will be converted into approximately 20.1 million shares, thus significantly improving the company's balance sheet. In conjunction with the closing of the transaction, Infogrames, Inc. will immediately begin trading under the new ticker symbol "IFGM" on the Nasdaq National Market. The closing is an important step in the company's strategy to build a strong presence in the U.S. market.

"The completion of this North American merger is a critical element in building a global brand for Infogrames as the premier source of interactive digital entertainment," said Bruno Bonnell, chairman and CEO of Infogrames, Inc. "In North America, the merger creates the foundation to re-shape the internal organization, maximize new operating efficiencies and prepare for a dynamic growth strategy. The recent appointment of a U.S. senior management team to head up these operations has been essential to our overall plan to realize growth on a global scale." Bonnell will maintain a dual position as chairman and CEO of both Infogrames, Inc. and Infogrames Entertainment SA.

As a result of the merger, Infogrames is nearing the end of an important integration strategy to increase efficiencies and centralize operations. The strategy has involved the restructuring of corporate functions, streamlining sales and marketing efforts, and consolidating distribution channels.

The recent investment in key U.S. executives to direct the company's North American operations demonstrates a commitment to growth and profitability in this region. The solid management team brings its expertise to a broad range of important functions including marketing, new business development, and finance. Together, the new management team will set the strategic direction for growth through acquisitions of high-profile labels; continued development of new and existing titles; licensing agreements with leading studios, toy manufacturers and publishers; and the adaptation to online and digital technologies. (See management release coming later this week for further details.)


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The team will also devise growth strategies specifically designed to capitalize on the development talent and the newly acquired titles, such as Alone in the Dark, Unreal Tournament and the Looney Tunes(R) franchise, that were gained as a result of the merger. "The timing of the merger couldn't be better," continued Bonnell. "With the holiday season around the corner, we are well positioned to efficiently roll out our strongest line-up ever in the U.S. market, including Unreal Tournament and Driver 2, which has already garnered demand from retailers for nearly one million copies in the U.S. alone. This kicks off in October when we will release new titles around the launch of PlayStation(R) 2. In addition, our recent selection as one of the publishers for Microsoft's X-Box will further advance our strategy to stay ahead of new technologies and platforms."

Bonnell concluded, "We believe that the completion of this merger and our aggressive U.S. growth strategy will help us firmly establish our presence in the world's largest market and build on our success as the leading independent global video game publisher."

About Infogrames

Based in New York, Infogrames, Inc. (Nasdaq: IFGM - news) is a majority owned subsidiary of Infogrames Entertainment and serves as the headquarters for the company's operations in North America. For more information, visit Infogrames' US Web site at www.us.infogrames.com. Infogrames Entertainment SA (Paris Bourse:
SICOVAM 5257) is a worldwide leader in the interactive entertainment software industry. Headquartered in France, the company develops and publishes award-winning computer and video games for the PlayStation(R) game console, PlayStation(R) 2 computer entertainment system, Nintendo(R) 64, Nintendo(R) Game Boy(R) Color, Sega(R) Dreamcast(TM), Macintosh(R), and personal computer platforms. Founded in 1983 by chairman and CEO Bruno Bonnell, Infogrames has published many award-winning franchises in its 17-year history, such as Alone In The Dark(TM), Test Drive(R), Driver(TM), Deer Hunter(TM), Oddworld(TM), Unreal, Independence War(TM), and V-Rally(TM). The company is also known for its best-selling and award-winning line of children's entertainment software from Humongous Entertainment starring Putt-Putt(R), Freddi Fish(TM), Pajama Sam(R) and SPY Fox(TM), as well as its successful Macintosh publishing label, Macsoft, the number one publisher of Macintosh entertainment software. In addition, Infogrames has a number of key strategic licenses including Warner Bros. Looney Tunes(TM), Nickelodeon's Blue's Clues(TM), Le Mans 24 Hours(R), AM General Hummer(R), Harley-Davidson(R), and Dodge(R) Viper.


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SAFE HARBOR STATEMENT

Certain statements contained in this release are forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. With respect to such forward-looking statements, the company seeks the protection afforded by the Private Securities Litigation Reform Act of 1995 and other enabling legislation. Statements contained herein with regard to the company's business outlook and prospective operating and financial results are based upon management's expectations regarding various factors, which may be beyond the company's control. This statement is not intended to identify each and every risk and uncertainty inherent in the company's business, and should be read in conjunction with the company's cautionary statements contained in its most recent filings with U.S. and foreign regulatory authorities.

Source:  Infogrames, Inc.